EXECUTION VERSION

January 24, 2008

REGISTRATION RIGHTS AGREEMENT

between

ENDEAVOUR INTERNATIONAL CORPORATION

and

SMEDVIG QIF PLC

THIS AGREEMENT is made on January 24, 2008 between the following parties

(1)	ENDEAVOUR INTERNATIONAL CORPORATION

(2)	SMEDVIG QIF PLC

IT IS AGREED as follows

This Registration Rights Agreement (this “Agreement”) is made and entered into as of the date set forth above by and between Endeavour International Corporation, a Nevada corporation (the “Company”), and Smedvig QIF Plc (the “Investor”) pursuant to the Purchase Agreement, dated December 21, 2007, between the Company and Smedvig Capital AS (the “Purchase Agreement”). In order to induce the Investor to purchase the $40,000,000 11.5% Guaranteed Convertible Bonds due 2014 (the “Convertible Bonds”) issued by Endeavour Energy Luxembourg S.a.r.l. (the “Issuer”), the Company has agreed to provide the registration rights set forth in this Agreement. The execution of this Agreement is a condition to the closing under the Purchase Agreement.

The Convertible Bonds have the terms set forth in the Terms and Conditions (the “Terms and Conditions”) attached to the Trust Deed dated January 24, 2008, among the Issuer, the Company and BNY Corporate Trustee Services Limited (the “Trust Deed”) and will be convertible into fully valid, non assessable shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). All capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Trust Deed.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the Company and the Investor hereby agree as follows:

Section 1 Registration Rights.

(a) Effectiveness Deadline. The Company shall (i) within 45 days after the Closing Date, file with the Securities and Exchange Commission (the “SEC”) a shelf-registration statement under the Securities Act (x) under which the Offering Holders (as defined below) may sell Offering Shares (as defined below) (y) that registers Offering Shares that are shares of Common Stock in an amount that is no less than 130% of the number of shares of Common Stock issuable upon the conversion of all of the then outstanding Convertible Bonds whether or nor such are then convertible, (ii) use its reasonable best efforts to have such registration statement declared effective within 120 days after the Closing Date, and (iii) at all times until the Registration Termination Date (as defined below), the Company shall maintain an effective shelf-registration statement under which the Offering Holders may sell Offering Shares that are shares of Common Stock that covers a number of shares of Common Stock that is no less than 130% of the number of Unissued Offering Shares that are shares of Common Stock plus the number of Outstanding Offering Shares that are shares of Common Stock. As used herein, “Offering Shares” means, as of any time, (a) shares of Common Stock previously issued upon conversion of the Convertible Bonds and not previously sold pursuant to an effective registration statement under the Securities Act or in a brokers’ transaction (as defined in Rule 144(g) promulgated under the Securities Act) (the “Outstanding Offering Shares”), and (b) shares of Common Stock then issuable upon conversion of the then outstanding Convertible Bonds (assuming for this purpose, that all such outstanding Convertible Bonds are fully converted, whether or not then convertible, and that any shareholder approval required for the issuance of such shares or units has been obtained) (the “Unissued Offering Shares”). The Investor (so long as it holds any Convertible Bonds or Offering Shares), together with its affiliates, and any Persons who hold any Convertible Bonds or Offering Shares acquired from any Offering Holder are hereafter referred to as “Offering Holders.” The Company agrees that no Person other than Offering Holders shall be permitted to sell shares of Common Stock or other securities pursuant to the shelf registration statement contemplated hereby. The Company will include in any registration statement filed or maintained by the Company pursuant to this Section 1(a) (i) the information required under the Securities Act to be so included concerning the Offering Holders that may be provided by the Offering Holders in writing to the Company from time to time, and (ii) a section entitled “Plan of Distribution”, that describes the various procedures that may be used by the Offering Holders in the sale of Offering Shares. As used herein, the term “Registration Termination Date” means the first date after the first anniversary of the Closing upon which (a) the number of Offering Shares is less than two percent (2%) of the number of shares of Common Stock then outstanding and (b) no Offering Holder and its affiliates holds Offering Shares that represent more than one percent (1%) of the number of shares of Common Stock outstanding unless all such Offering Shares are then eligible for resale under Rule 144(k) promulgated under the Securities Act.

(b) Failure to Meet Effectiveness Deadline. In addition to any other rights or remedies provided herein if the registration statement referred to in Section 1(a) above has not been filed with the SEC within 45 days after the Closing Date, declared effective by the SEC within 120 days after the Closing Date or the Company fails to maintain the effectiveness of such registration statement pursuant to the terms contained in this Agreement, then the Company shall pay an increased interest rate on the Convertible Bonds of 0.25% for the first ninety (90) days from the failure date and thereafter an increased interest rate of 0.50%. Such additional interest will be capitalized by adding to the Outstanding Principal Amount from time to time of the Convertible Bonds. Payment of such increased interest rate by the Company shall be in addition to, and shall not limit, the other remedies available to the Investor in the event that the Company does not comply with this Section 1 with respect to the filing and effectiveness of the registration statement referred to herein.

(c) Delay Rights. Notwithstanding any other provision of this Section 1, the Company may, upon written notice (such notice a “Delay Notice”) to any Offering Holder whose Offering Shares are included in the registration statement, voluntarily suspend the effectiveness of any such registration statement for a limited time, which suspension shall in no event be longer than twenty-five (25) days in any three-month period, and no longer than sixty (60) days in any twelve-month period, if (i) the Company has been advised by counsel or underwriters to the Company that the offering of any Offering Shares pursuant to the registration statement would materially adversely affect, or would be improper in view of (or improper without disclosure in a prospectus) a proposed financing, a reorganization, recapitalization, merger, consolidation or similar transaction involving the Company or (ii) if at any time the prospectus included in such registration statement includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing. Upon receipt of a Delay Notice, the Offering Holder shall immediately suspend any and all sales of the Offering Shares until such time as the Company notifies the Offering Holder that such suspension has been terminated and the registration statement is again in effect with respect to the Offering Shares (such notice, an “Effective Notice”). Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Offering Holders whose Offering Shares are included in the registration statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of registrable securities as contemplated in this Agreement. Notwithstanding any provision contained herein to the contrary, the Company’s obligation to include, or continue to include, Offering Shares in any such registration statement under this Section 1 shall continue until the Registration Termination Date.

(d) Underwritten Offering.

(i) Underwriting. Any Offering Holder or Offering Holders may at any time request the ability (each a “Requesting Offering Holder”) to dispose of Offering Shares under the registration statement pursuant to an underwritten offering by delivering to the Company a notice setting forth such request (an “Underwriting Request”) and the number of Offering Shares sought to be disposed of by such Requesting Offering Holder in such underwritten offering. Within two (2) Business Days of the Company’s receipt of an Underwriting Request, the Company shall deliver a notice (an “Underwriting Notice”) to the Offering Holders other than the Requesting Offering Holder(s) (such other Offering Holders, the “Additional Offering Holders”) notifying such Additional Offering Holders of such Underwriting Request. Each of the Additional Offering Holders shall have the right, exercisable by delivery of a notice (a “Piggy-Back Notice”) to the Company and to the Requesting Offering Holder within five (5) Business Days of receipt of the Underwriting Notice, to elect to dispose of Offering Shares in the underwritten offering. Each Piggy-Back Notice shall set forth the number of Offering Shares the applicable Additional Offering Holder desires to dispose of in the underwritten offering. Each of the Requesting Offering Holders and Additional Offering Holders shall be entitled to dispose in the underwritten offering of the number of Offering Shares set forth in its Underwriting Request or Piggy-Back Notice, as applicable, provided, however, that if the Managing Underwriters (as defined below) advise the Offering Holders that the number of Offering Shares to be sold in the underwritten offering is greater than the number of Offering Shares which can be offered in an orderly manner in such offering within a price range acceptable to a holders of a majority of the Offering Shares sought to be disposed of in the underwritten offering and without adversely affecting the marketability of the offering (the “Offering Number”), no securities other than Offering Shares shall be offered in such underwriting and the number of Offering Shares to be offered in the offering shall be reduced pro rata based on the number of Offering Shares sought to be included in the offering by the Requesting Offering Holders and the Additional Offering Holders to the extent necessary so that the aggregate number of Offering Shares offered in such offering is no greater than the Offering Number. As promptly as practicable after the expiration of the five (5) Business Day period for delivery of Piggy-Back Notices, the Company shall, at the request of such Offering Holder(s), enter into an underwriting agreement in customary form with the book-running lead manager of such underwritten offering (the “Managing Underwriter” or “Underwriters”), which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2, and shall take all such other actions as the Offering Holders or the Managing Underwriter or Underwriters participating in such offering and sale may reasonably request in order to expedite or facilitate such offering and sale (other than such actions which are disruptive to the Company or require significant management accountability), including providing reasonable availability of appropriate members of senior management of the Company to provide customary due diligence assistance in connection with any offering and to participate in customary “road show” presentations in connection with any underwritten offerings in substantially the same manner as they would in an underwritten primary registered public offering by the Company of its Common Stock, after taking into account the reasonable business requirements of the Company in determining the scheduling and duration of any road show. Notwithstanding the foregoing, the Company shall not be required to effect an Underwritten Offering unless either the gross proceeds reasonably anticipated from such offering is at least $25 million or the number of Offering Shares sought to be sold is no less than ten percent (10%) of the number of the outstanding shares of Common Stock of the Company.

(ii) General Procedures. In connection with any underwritten offering under this Agreement, the Company shall be entitled to select the Managing Underwriter or Underwriters. In connection with an underwritten offering, each Offering Holder desiring to dispose of Offering Shares in the underwritten offering and the Company shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Offering Holder may participate in such underwritten offering unless such Offering Holder agrees to sell its Offering Shares on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Offering Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also be made to and for such Offering Holder’s benefit (with respect to the Offering Shares of such Offering Holder being sold in such underwritten offering) and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Offering Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Offering Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Offering Holder disapproves of the terms of an underwriting, such Offering Holder may elect to withdraw therefrom by notice to the Company and the Managing Underwriter.

(e) Sale Procedures. In connection with the registration of the Offering Shares under the Securities Act for the account of an Offering Holder, the Company will:

(i) prepare and file with the SEC a registration statement with respect to such securities as indicated above;

(ii) prepare and file with the SEC such amendments and supplements to such registration statement and/or the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the requirements of the Securities Act and the rules and regulations promulgated by the SEC thereunder relating to the sale or other disposition of all securities covered by such registration statement and to allow for the sale of Offering Shares by the Offering Holders pursuant to the method of distribution, requested by any such Offering Holders;

(iii) furnish to each Offering Holder (x) as far in advance as reasonably practicable before filing the registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Offering Holder the opportunity to object to any information pertaining to such Offering Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Offering Holder with respect to such information prior to filing the registration statement or such other registration statement or supplement or amendment thereto, and (y) such number of copies of the registration statement and the prospectus, including a preliminary prospectus, or any free writing prospectus related thereto complying with the requirements of the Securities Act, and such other documents as such Offering Holder may reasonably request in order to facilitate the public sale or other disposition of the Offering Shares owned by such Offering Holder but such Offering Holder shall not be entitled to use any selling materials other than a prospectus, other materials filed by the Company with the SEC and such other materials as may be approved by the Company, which approval will not be unreasonably withheld;

(iv) if applicable, register or qualify the Offering Shares covered by the registration statement or any other registration statement contemplated by this Agreement under the securities or “blue sky” laws of such jurisdictions as the Offering Holders or, in the case of an underwritten offering, the Managing Underwriter, shall reasonably request; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(v) promptly notify each Offering Holder and each Managing Underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (x) the filing of the registration statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto or any free writing prospectus related thereto, and, with respect to such registration statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (y) any written comments from the SEC with respect to any filing referred to in clause (x) and any written request by the SEC for amendments or supplements to the registration statement or any other registration statement or any prospectus or prospectus supplement thereto or any free writing prospectus related thereto;

(vi) immediately notify each Offering Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (x) the happening of any event as a result of which the prospectus or prospectus supplement or free writing prospectus contained in the registration statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (y) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of the registration statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (z) the receipt by the Company of any notification with respect to the suspension of the qualification of any Offering Shares for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or free writing prospectus or take other appropriate action so that the prospectus or prospectus supplement or free writing prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(vii) upon request and subject to appropriate confidentiality obligations, furnish to each Offering Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Offering Shares;

(viii) upon request of any Offering Holder, furnish to the Offering Holder, (x) an opinion of counsel for the Company, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto or the date of any sale of Offering Shares by such Offering Holder or the date of the closing under an underwriting agreement, and (y) a “cold comfort” letter, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto or the date of any sale of Offering Shares by such Offering Holder or the date of the closing under any underwriting agreement, in each case, signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten offerings of securities and such other matters as the Offering Holder may reasonably request;

(ix) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(x) make available to the appropriate representatives of the Managing Underwriter and Offering Holders access to such information and Company personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Company need not disclose any information to any representative of the Offering Holders unless and until such representative has executed a confidentiality agreement in favor of the Company;

(xi) provide a transfer agent and registrar for all Offering Shares covered by such registration statement not later than the effective date of such registration statement;

(xii) enter into customary agreements and take such other actions as are reasonably requested by the Offering Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Offering Shares;

(xiii) take all reasonable action to ensure that any free writing prospectus utilized in connection with any registration covered by this Section 1 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(xiv) in connection with any underwritten offering, if at any time the information conveyed to a purchaser at the time of sale includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, subject to Section 1(c), promptly file with the SEC such amendments or supplements to such information as may be necessary so that the statements as so amended or supplemented will not, in light of the circumstances, be misleading.

Each Offering Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (vi) of this Section 1(e), shall forthwith discontinue disposition of the Offering Shares until such Offering Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (vi) of this Section 1(e) or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Offering Holder will, or will request the Managing Underwriter or Underwriters, if any, to deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Offering Holder’s possession, of the prospectus covering such Offering Shares current at the time of receipt of such notice.

(f) Registration Expenses. Except as provided in this Section 1, the expenses incurred by the Company in connection with action taken by the Company to comply with this Section 1, including, without limitation, all registration and filing fees, printing and delivery expenses, accounting fees, fees and disbursements of counsel to the Company, consultant and expert fees, and premiums for liability insurance, if the Company chooses to obtain such insurance, shall be paid by the Company. All fees and disbursements of any counsel, experts, or consultants employed by any Offering Holder shall be borne by such Offering Holder. The Company shall not be obligated in any way in connection with any registration pursuant to this Section 1 for any selling commissions or discounts payable by any Offering Holder to any underwriter or broker of securities to be sold by such Offering Holder. Each Offering Holder agrees to pay all expenses required to be borne by such Offering Holder.

(g) Offering Holder’s Obligations. Each Offering Holder agrees, by acquisition of the Offering Shares, that no Offering Holder shall be entitled to sell any of such Offering Shares pursuant to a registration statement or to receive a prospectus relating thereto, unless such Offering Holder has furnished the Company with a Notice and Questionnaire (attached hereto) and the information set forth in the next sentence. Each Offering Holder agrees promptly to furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Offering Holder not misleading and any other information regarding such Offering Holder and the distribution of the Offering Shares as the Company may from time to time reasonably request. Any sale of any Offering Shares by any Offering Holder shall constitute a representation and warranty by such Offering Holder that the information relating to such Offering Holder and its plan of distribution is as set forth in the prospectus delivered by such Offering Holder in connection with such disposition, that such prospectus does not as of the time of such sale contain any untrue statement of a material fact relating to or provided by such Offering Holder or its plan of distribution and that such prospectus does not as of the time of such sale omit to state any material fact relating to or provided by such Offering Holder or its plan of distribution necessary in order to make the statements in the prospectus, in the light of the circumstances under which they were made, not misleading.

Section 2 Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement and notwithstanding any other remedy, indemnify, defend, protect and hold harmless the Investor, the stockholders, owners, officers, directors, partners, members, agents, employees and affiliates of each of them, each Person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the stockholders, owners, officers, directors, partners, members, agents, employees and affiliates of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, promptly as incurred, arising out of or relating to (i) any untrue or alleged untrue statement of a material fact contained in the registration statement, any prospectus or any form of Company prospectus or in any amendment or supplement thereto, in any Company preliminary prospectus, or any free writing prospectus utilized in connection therewith, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, or any free writing prospectus, in the light of the circumstances under which they were made) or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which the Offering Shares are offered not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding the Investor furnished in writing to the Company by the Investor for use therein, or to the extent that such information relates to the Investor or the Investor’s proposed method of distribution of Offering Shares, (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Offering Shares pursuant to a registration statement, or (iii) any violation of this Agreement. The Company shall notify the Investor promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the Agreement.

(b) Indemnification by Investor. The Investor shall indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the registration statement, any prospectus, or any form of prospectus, or in any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, or arising solely out of any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, or any free writing prospectus, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished by the Investor in writing to the Company specifically for inclusion in such registration statement or such prospectus. In no event shall the liability of the Investor hereunder be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Offering Shares giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any action, suit, investigation, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced in writing (“Proceeding”) shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). It being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be appointed by a majority of the Indemnified Parties; provided, however, that in the case a single firm of attorneys would be inappropriate due to actual or potential differing interests or conflicts between such Indemnified Parties and any other party represented by such counsel in such Proceeding or otherwise, then the Indemnifying Party shall be liable for the fees and expenses of one additional firm of attorneys with respect to such Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 2) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder.

(d) Contribution. If any indemnification to which an Indemnified Party is entitled under the terms of Section 2(a) or (b) is unavailable to such Indemnified Party (by reason of public policy or otherwise) or indemnification is otherwise available to an Indemnified Party pursuant to Section 2(c), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 2(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 2 was available to such party in accordance with its terms. As used herein, the term “Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, costs of preparation and reasonable attorneys’ fees.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 2, the Investor shall not be required to contribute any amount in excess of the amount by which the net proceeds actually received by the Investor from the sale of the Offering Shares subject to the Proceeding exceeds the amount of any damages that the Investor has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section 2 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

Section 3 Information Requirements. (a) The Company covenants that, if at any time before the Registration Termination Period it is not subject to the reporting requirements of the Exchange Act, it will cooperate with any Offering Holder and take such further reasonable action as any Offering Holder may reasonably request in writing (including, without limitation, making such reasonable representations as any such Offering Holder may reasonably request), all to the extent required from time to time to enable such Offering Holder to sell Offering Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A under the Securities Act and customarily taken in connection with sales pursuant to such exemptions. Upon the written request of any Offering Holder, the Company shall deliver to such Offering Holder a written statement as to whether it has complied with such filing requirements, unless such a statement has been included in its most recent report filed pursuant to Section 13 or Section 15(d) of Exchange Act.

(b) The Company shall file the reports required to be filed by it under the Exchange Act and shall comply with all other requirements set forth in the instructions to Form S-3 (or such other form as may be applicable) in order to allow it to be eligible to file registration statements on Form S-3 (or such other form as may be applicable).

Section 4 Notices. All notice and other communications provided for or permitted hereunder shall be made in writing by hand delivery, by facsimile, by courier guaranteeing overnight delivery or by first-class mail, return receipt requested, and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by facsimile, (iii) one (1) Business Day after being deposited with such courier, if made by overnight courier or (iv) on the date indicated on the notice of receipt, if made by first-class mail, to the parties as follows:

(a) if to the Company, to the following address:

Endeavour International Corporation

1000 Main Street, Suite 3300

Houston, Texas 77002

Attn: Karen Paganis, Vice President – Legal and Corporate Secretary

Facsimile: (713) 307 8794

(b) if to the Investor, to the following address:

Smedvig Capital AS

Løkkeveien 103

N-4007 Stavanger

Norway

Attn: Odd Torland

Facsimile: +47 (51) 50 96 40

(c) or at such other address as any party shall have specified by notice in writing to the others.

Section 5 No Conflicting Agreements. The Company is not, as of the date hereof, a party to, nor shall it, on or after the date of this Agreement, enter into, any agreement with respect to its securities that conflicts with the rights granted to the Offering Holders in this Agreement. The Company represents and warrants that the rights granted to the Offering Holders hereunder do not in any way conflict with the rights granted to the holders of the Company’s securities under any other agreements. Notwithstanding the foregoing, the Offering Holders acknowledge that the Company is obligated, and may obligate itself from time to time in the future, to register its securities for other holders pursuant to separate registration statements.

Section 6 Assignability. The Investor’s obligations under this Agreement may not be assigned, except as permitted in this Section 6. The Investor may assign all or a portion of its rights hereunder to any transferee of the Investor’s Convertible Bonds or Offering Shares, and the Investor may delegate all or a portion of its obligations under this Agreement to (a) one or more of its affiliates or (b) any institutional investor or fund reasonably satisfactory to the Company. This Agreement is not assignable by the Company nor may any duties hereunder be delegated by the Company.

Section 7 Amendment. This Agreement may not be modified, amended, waived or terminated except by an instrument in writing signed by the party against whom enforcement of such modification, waiver or termination is sought (except that holders of two-thirds of the Offering Shares may act on behalf of other Offering Holders, but only to the extent such modification, amendment, waiver or termination does not adversely affect any Offering Holder in a manner different from other Offering Holders).

Section 8 Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns, and the agreements, representations, warranties and acknowledgments contained herein shall be deemed to be made by and be binding upon such heirs, executors, administrators, successors, legal representatives and assigns.

Section 9 Entire Agreement. This Agreement constitutes the entire agreement of the Investor and the Company relating to the registration rights with respect to the Offered Shares, superseding all prior written and prior or contemporaneous oral negotiations, understandings, arrangements, contracts or agreements.

Section 10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law or any other principle that could require the application of the laws of any other jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any civil, criminal or administrative action, suit, claim, notice, hearing, examination, inquiry, proceeding or investigation at law or in equity or by or before any court, arbitrator or similar panel, governmental instrumentality or other agency (“Litigation”) relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 4, shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

Section 11 Severability. If any provision of this Agreement or the application thereof to Investor or any circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other subscriptions or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 12 Termination. This Agreement and the obligations of the parties hereunder shall terminate on the Registration Termination Date. Notwithstanding termination of this Agreement, Sections 1(f) (Expenses), 2 (Indemnification) and 10 (Governing Law), shall remain in full force and effect.

Section 13 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

Section 14 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 15 Interpretation. The headings contained in this Agreement or in any Annex are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Section, clause or Annex shall be to the Sections, clauses and Annexes of this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to a Section or Annex, such reference shall be to a Section of, or Annex to, this Agreement unless otherwise indicated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ENDEAVOUR INTERNATIONAL CORPORATION
By:	...............................
Name:	...............................
Title:	...............................

SMEDVIG QIF PLC
By:	...............................
Name:	...............................
Title:	...............................